EXHIBIT 23.1

TotalEnergies SE

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the TotalEnergies Holdings USA, Inc. 2026 Employee Shareholder Plan of our reports dated March 27, 2026, with respect to the consolidated financial statements of TotalEnergies SE and subsidiaries and the effectiveness of internal control over financial reporting of TotalEnergies SE and subsidiaries, included in TotalEnergies SE’s Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

Neuilly-sur-Seine and Paris-La Défense, France

June 2, 2026

/s/ PricewaterhouseCoopers Audit	/s/ ERNST & YOUNG Audit
PricewaterhouseCoopers Audit	ERNST & YOUNG Audit